Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Aligos Therapeutics, Inc. for the registration of 168,725,925 shares of its common stock offered by the selling securityholders and to the incorporation by reference therein of our report dated March 9, 2023, with respect to the consolidated financial statements of Aligos Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California

November 17, 2023